Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Aerogels, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-198124) on Form S-8 of Aspen Aerogels, Inc. of our reports dated March 4, 2016, with respect to the consolidated balance sheets of Aspen Aerogels, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, which reports appear in the December 31, 2015 annual report on Form 10-K of Aspen Aerogels, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 4, 2016